                                                             Exhibit 11

           Electronic Retailing Systems International, Inc.
               Computation of Net Loss Per Common Share

                                   Three Months         Nine Months
                                       Ended               Ended
                                 September 30, 1999   September 30, 1999
                                 ------------------   ------------------
Net loss                         ($ 8,269,000)        $(25,576,000)
                                 ============         ============

Weighted average common shares
 outstanding                       21,271,876           21,257,753
                                 ============         ============

Basic loss per common share            ($0.39)              ($1.20)
                                 ============         ============

Calculation of weighted average
 shares outstanding
-------------------------------

Shares issued and outstanding at
 December 31, 1998                 21,249,477           21,249,447

Issuance of shares pursuant to
 stock option plan                     22,429                8,306
                                 ------------         ------------

Weighted average common shares
 outstanding                       21,271,876           21,257,753
                                 ============         ============




corp\ers\sec.doc\99-exh.11
